EXHIBIT 99.3

VELCERA PHARMACEUTICALS, INC.

Compensation Committee Charter

There shall be a Committee of the Board of Directors of Velcera Pharmaceuticals, Inc. (the “Corporation”) to be known as the Compensation Committee (the “Committee”). The Committee shall be composed of two or three directors. Two Committee directors shall at all times be independent of management of the Corporation and free of any relationship that in the opinion of the Board of Directors would interfere with their exercise of independent judgment as a Committee member. If there is a third Committee member, such other member may be either independent or the Corporation’s Chief Executive Officer, provided, that in the case of the Chief Executive Officer, such executive shall excuse himself or herself from Committee deliberations and votes on matters relating to his or her compensation.

The Committee shall provide assistance to the Board of Directors in fulfilling their responsibility to stockholders relating to compensation philosophy and practices for corporate executive officers and administration of employee benefit plans. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the Directors, management, and, if appropriate, independent outside professional compensation advisors.

In carrying out these responsibilities, the Committee will:

1.	Adopt an executive compensation strategy consistent with the Corporation’s plans and objectives.

2.	Meet with the Corporation’s management, and if deemed appropriate, independent outside professional compensation advisors to review current trends and practices in executive compensation.

3.
Review and establish all compensation arrangements between the Corporation and corporate executive officers and take all necessary compensation actions in the form of written resolutions, consistent with existing agreements with such officers. Such arrangements may include, but not be limited to, cash compensation, bonuses, stock options, restricted stock awards, insurance, retirement, other benefits and other perquisites.

4.	Administer all stock plans (stock options, restricted stock unit, stock purchase, etc.) and grant awards under these stock plans consistent with each plan’s intended purpose.

5.	Reports of all meetings of the Committee shall be given to the Board of Directors and separate minutes prepared.

6.
Within the scope of its duties, the Committee has the right and the responsibility to investigate or have investigated any variance or matter of concern brought to its attention. It specifically has the power to retain outside advisors for this purpose if, in its judgment, that is appropriate.

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order that it can best react to changing conditions and environment, and to assure the Directors and stockholders that the executive compensation and stock plan practices of the Corporation are in accordance with all requirements and are of the highest quality.

It is acknowledged that the scope of activity being undertaken by the Committee is evolving actively. Therefore, the Board may choose to alter or amend this charter at any time.

This Charter has been adopted by the Board of Directors of Velcera Pharmaceuticals, Inc. as of November 4, 2005.